CONFIDENTIAL

AGREEMENT BETWEEN XECHEM AND ALEMBIC REGARDING TERMINATION OF AGREEMENTS AND REPAYMENT OF LOAN

December 22, 2005

WHEREAS:

A. Xechem International, Inc. ("Xechem"), Xechem Pharmaceuticals Nigeria Ltd. ("Xechem Nigeria") and Alembic Limited ("Alembic") are parties to (i) a certain Memorandum of Understanding dated December 3, 2003, as amended by that certain Rider to the MOU dated February 13, 2004 (together, the "MOU"), pursuant to which Alembic agreed to lend to Xechem $3 million (the "Loan") and to purchase shares of Xechem stock for $640,000 (the "Stock Purchase"), and (ii) a Royalty, Distribution Rights and Joint Cooperation Agreement dated April 7, 2004 (the "Cooperation Agreement"). Pursuant to the MOU and the Cooperation Agreement, among other things, Alembic was granted a right to receive a percentage royalty of certain gross collected revenues with respect to certain product sales in Nigeria and the United States (collective, the "Royalty Rights"), a warrant to purchase 10 million shares of common stock of Xechem (the "Warrant"), certain stock ownership of Xechem Nigeria (the "Nigerian Stock Ownership Rights") and the right of first refusal with respect to distribution of products in Africa and India (the "Distribution Rights") (collectively, the Royalty Rights, the Warrant, the Nigerian Stock Ownership Rights and the Distribution Rights shall be referred to as the "Alembic Rights").

B. The Loan has been made to Xechem in installments and the Stock Purchase has been completed, as per the MOU, and a Convertible Promissory Note has been executed by Xechem in favor of Alembic to evidence the Loan (the "Old Note").

C. Disputes and alleged claims have arisen regarding the MOU, the Loan, the Stock Purchase and the Cooperation Agreement which Alembic considers to be grounds of default and grounds for immediate repayment of the Loan and rescission of the Stock Purchase and Alembic has demanded that Xechem immediately repay the Loan with interest and certain other consideration and that Xechem immediately buy back the Xechem shares subject to the Stock Purchase. Xechem has denied all of Alembic's allegations, including that any such defaults and grounds for immediate repayment exist.

D. Xechem has notified Alembic that, while it denies Alembic's claims and allegations, it is willing to accelerate the repayment of the Loan and to use its commercially reasonable efforts to facilitate the purchase from Xechem of the shares subject to the Stock Purchase. Xechem has represented that it does not have sufficient funds to allow it to repay the Loan in full at this time.

E. Following extensive discussions between the parties and based on Xechem's promises and representations to Alembic, which are material inducements to Alembic's consent to

the terms set forth herein, an agreement has been reached between Xechem, Xechem Nigeria and Alembic, the terms and conditions of which are set forth below.

NOW, THEREFORE, IN CONSIDERATION of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged by each of the parties hereto, it is hereby **AGREED,** by and between **XECHEM, XECHEM NIGERIA** and **ALEMBIC,** as follows:

1. Xechem agrees to repay Alembic in full the outstanding principal and interest remaining from the $3 million loan as follows: not less than $1 million to be paid on or before January 31, 2006 (the "Initial Payment"), with the balance due on or before December 31, 2006 (the "Remaining Balance"). Xechem shall issue a new promissory note to Alembic in substantially the form attached hereto as EXHIBIT A (the "Note") evidencing the foregoing. The Note replaces the Old Note, which is hereby cancelled and of no further force or effect. If the Initial Payment is not made on or before January 31, 2006, or if the Remaining Balance is not repaid on or before December 31, 2006, in either case subject to written notice from Alembic and a right to cure within 10 days as set forth in the Note, Xechem shall be in breach of this Agreement and the Note, and Alembic may pursue whatever remedies are available to it under the law. Notwithstanding the foregoing, Xechem shall use its reasonable efforts to repay the Remaining Balance before the December 31, 2006 deadline, depending on the availability of funds and the working capital needs of the business. In addition, for every month beginning with July 2006 (but in no event later than December 2006) in which any portion of the Note remains unpaid, Xechem shall pay to Alembic as additional consideration the sum of $16,600, for a total of up to $99,600 if the Note is not paid until the due date of December 31, 2006. Notwithstanding the preceding sentence, in the event that Xechem increases the Initial Payment from $1,000,000 to $1.5 million, which amount is paid to Alembic on or before January 31, 2006, then the $16,600 per month sum referred to in this paragraph shall be reduced to $12,500 per month.

2. All existing agreements and understandings between Alembic, on the one hand, and Xechem and/or Xechem Nigeria, on the other, predating this Agreement, including, without limitation, the MOU and the Cooperation Agreement, and any documents executed in connection therewith, as well as the Alembic Rights granted in connection with the MOU and the Cooperation Agreement, are hereby terminated with the consent of the parties and shall be of no further force and effect, and the rights and obligations of the parties as contained in this Agreement shall supersede in all respects those in existence prior to the date hereof. Notwithstanding the foregoing, the provisions of the Cooperation Agreement with respect to the disclosure of Confidential Information (Section 2.5), Noncircumvention (Section 6.3(a) only), Confidentiality (Section 6.4) and Nonsolicitation (Section 6.5) shall not be terminated and shall remain in full force and effect.

3. As security for payment of the Initial Payment and the Remaining Balance, Xechem shall execute the Security Agreement (attached hereto as EXHIBIT B), under which Xechem grants Alembic a perfected security interest in: (1) 500,000 shares of restricted stock in CepTor Corporation owned by Xechem (the "CepTor Shares"); (2) fifteen percent (15%) of the issued and outstanding shares of common stock of Xechem Pharmaceuticals Nigeria Limited ("Xechem Nigeria"), calculated on a continuing undiluted basis (*i.e.*, if and to the extent common stock of Xechem Nigeria is issued to any persons or entities following the date hereof, the pledge of Xechem Nigeria stock hereunder shall be increased in an amount that will enable Alembic to retain a security interest in 15% of the then-issued and outstanding shares of such stock) ; and (3) five million (5,000,000) shares of common stock of Xechem International, Inc. Notwithstanding the foregoing, in the event that Xechem increases the Initial Payment from $1,000,000 to $1.5 million, which amount is paid to Alembic on or before January 31, 2006, Xechem's pledge to Alembic of the CepTor Shares shall be null and void, and such Shares will not be considered part of Alembic's collateral security hereunder or under the Security Agreement. Alembic further agrees that all collateral being physically delivered to Alembic upon execution of this Agreement and the Security Agreement, including the CepTor Shares and the direction letter pertaining to the Xechem shares, shall be held by Garvey Schubert Barer, as the agent for Alembic, or another reputable United States law firm, which shares will remain with such firm as agent for Alembic unless and until an Event of Default has occurred and is continuing, following which Alembic may exercise any and all remedies available to it with respect to such collateral.

4. Xechem will use commercially reasonable efforts to try to identify an investor to purchase from Alembic the shares of Xechem stock acquired through the Stock Purchase.

5. Except with respect to the agreements and undertakings contained in this Agreement, and in reliance on the mutual understandings contained herein, Xechem and Xechem Nigeria agree not to take any legal action against Alembic, and Alembic agrees not to take any action against Xechem and Xechem Nigeria, with respect to the MOU, the Cooperation Agreement, the Loan or the Stock Purchase or any other agreements between or among them. In addition, Alembic agrees not to take any legal action individually against Ramesh C. Pandey, Ph.D., with respect to the MOU, the Cooperation Agreement, the Loan, the Stock Purchase or this Agreement, or any other agreements between Alembic, on the one hand, and Xechem and/or Xechem Nigeria, on the other, which predate this Agreement.

6. This Agreement shall be governed and construed in accordance with the laws (other than the conflict of laws rules) of Delaware. Enforcement of this Agreement or any dispute with respect to the subject matter of the Agreement between the parties shall be litigated at the state or federal courts situated in the Delaware. By signing below, the parties consent to the jurisdiction of the local or federal courts of the Delaware.

7. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, the remaining provisions of this Agreement will remain in full force and effect, except that if this happens, the parties will negotiate in good faith substitute enforceable provisions that most nearly effectuate the parties' intent in entering into this Agreement.

8. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. For purposes of this Agreement, a fax of an executed counterpart shall constitute an original. Any party delivering an executed counterpart of this Agreement by fax shall also deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity of this Agreement.

9. If either party starts a lawsuit with respect to this Agreement, or the rights or obligations of the parties under this Agreement, then the losing party shall pay the prevailing party's reasonable attorneys' fees and costs, and all court costs, through all trials and appeals. The prevailing party and the losing party shall be as determined by final, unappealable judgment of a court having jurisdiction.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement and agree to be bound thereby as of the date first written above.

XECHEM INTERNATIONAL, INC.

By: Ramesh C. Pandey, Ph.D.
Chairman & CEO 12/22/2005

ALEMBIC LIMITED

By: Chirayu R. Amin
Chairman & Managing Director

XECHEM PHARMACEUTICALS NIGERIA LTD.

By: Ramesh C. Pandey, Ph.D.
Chairman 12/22/2005